Exhibit 5.1
August 18, 2015

First NBC Bank Holding Company
210 Baronne Street
New Orleans, LA 70112

Re:    Exchange Offer Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to First NBC Bank Holding Company, a Louisiana corporation (“Registrant”), in connection with the preparation of the Registration Statement on Form S-4 (“Registration Statement”), being filed by the Registrant with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), related to the Registrant’s offer to exchange (“Exchange Offer”) up to $60,000,000 in aggregate principal amount of the Registrant’s registered 5.75% Subordinated Notes due 2025 (“New Notes”) for a like amount of the Registrant’s unregistered 5.75% Subordinated Notes due 2025 (“Old Notes”). The New Notes are to be issued under the Indenture dated February 18, 2015 (“Indenture”) among the Registrant and U.S. Bank National Association, as Trustee.
As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Registrant and its subsidiaries, certificates of officers of the Registrant and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Registrant.
Based the foregoing, we are of the opinion that the New Notes have been duly authorized by the Registrant, and, when (i) the Registration Statement, as finally amended (including any post-effective amendments), becomes effective and (ii) the New Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms and the terms of the Indenture, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.
We express no opinion as to the law of any jurisdiction other than the federal law of the United States of America, the laws of the Texas under the Texas Business Organization Code and the laws of the State of Louisiana under the Louisiana Business Corporation Act. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur
Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP
Fenimore, Kay, Harrison & Ford, LLP